Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-180514) and Form S-8 (File No. 333-225133) of First United Corporation and Subsidiaries of our report dated March 25, 2021, relating to the consolidated financial statements as of and for the year ended December 31, 2020, which appears in this annual report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

March 25, 2022